LightPath Technologies Announces Debenture Conversion

ORLANDO, Fla., March 27, 2013 /PRNewswire/ -- LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath", the "Company" or "we"), a global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, today announced the conversion of its 8% Senior Secured Convertible Debentures due August 1, 2013, as amended (each a "Debenture", and collectively, the "Debentures").

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Debenture holders holding approximately 93.10% of the outstanding principal amount of the Debentures executed a Conversion Agreement (the "Conversion Agreement") in connection with the early conversion of the Debentures. As an incentive for converting the Debentures prior to the maturity date, the Company issued additional shares of common stock. The Company issued 589,290 shares of common stock in connection with the conversion of the Debentures and an additional 559,448 shares of common stock as an incentive to convert. Due to certain beneficial ownership limitations, one participating Debenture holder partially converted its Debenture and will be paid the outstanding principal amount due under such Debenture in cash by the Company. The remaining Debenture holder not party to the Conversion Agreement will be paid $75,000, which represents the outstanding principal amount due under such Debenture.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "The conversion of the Debentures is very beneficial for the Company because it removes an overhang on our stock and frees up cash for continued investment in our business. We appreciate this strong show of support of the Company by these investors and thank them for their confidence in the Company and the business plan we have presented. The purchase of these shares of common stock represents a further investment in the Company and support of the strategic direction of our business."

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

Forward-Looking Statements
This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Jim Gaynor, President & CEO	Dorothy Cipolla, CFO
LightPath Technologies, Inc.	LightPath Technologies, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x305
Email: jgaynor@lightpath.com	Email: dcipolla@lightpath.com
Web: www.lightpath.com	Web: www.lightpath.com

Brett Maas, Managing Partner
Hayden IR
Tel: 646-536-7331
Email: Brett@haydenir.com
Web: www.haydenir.com